AIR INDUSTRIES GROUP, INC.

1479 Clinton Avenue
Bay Shore, New York 11706

July 18, 2008

Mr. Craig Wigley (the "Representative")
1121 Old Walt Whitman Road
Melville, NY 11747

Dear Craig,

Reference is made to the Stock Purchase Agreement (the "Stock Purchase Agreement"), dated as of November 15, 2007, by and among Air Industries Group, Inc. ("Air") and the shareholders of Blair Industries, Inc., Blair Accumulators, Inc., H.S.M. Machine Works, Inc., and H.S.M. Machine Works, Inc. (the "Shareholders"). Capitalized terms used herein without definition shall have the meanings assigned to them in the Stock Purchase Agreement.

This sets forth our agreement to extend the termination date of the Stock Purchase Agreement, and to amend the Stock Purchase Agreement in certain other respects, described below.

Section 11.1 (d) is hereby amended by adding the words "on or before October 1, 2008" in substitution for the words "March 31, 2008" at the end thereof.

Section 2.3 (a) is hereby amended in its entirety to read as follows:

"(a) The consideration payable by the Buyer to the Shareholders for the Shares of all the Companies, in the aggregate (the "Purchase Price" as may be herein modified by any Surplus or Deficiency as reflected in Section 2.3(c) herein), shall be sixteen-million three hundred fifty eight thousand dollars ($16,358,000). Said Purchase Price shall be payable as follows: (i) fourteen million dollars ($14,000,000) in cash or by wire transfer of immediately available funds payable at Closing to an account or accounts designated by Shareholders; (ii) one-million dollars ($1,000,000) to be paid in accordance with a two-year promissory note dated the Closing Date, substantially in the form of Exhibit A hereto (the "8% Note") which note amount may, at the option of Shareholders, be apportioned among the Shareholders in separate notes payable to the respective Shareholders totaling $1,000,000 and (iii) one million three hundred fifty eight thousand dollars ($1,358,000) to be paid in accordance with a seven-year promissory note dated the Closing Date, substantially in the form of Exhibit B hereto (the "4% Note") which

note amount may, at the option of Shareholders, be apportioned among the Shareholders in separate notes payable to the respective Shareholders totaling $1,358,000."

All references to the "Preferred Stock" shall be deleted. In addition, the form of the "Eight (8% Percent") or 8% Note" is amended in its entirety to read as set forth in Exhibit A annexed hereto, and the form of the "Four (4% Percent)" or "4% Note" is amended in its entirety to read as set forth in Exhibit B annexed hereto.

The first paragraph of Section 2.4 is restated in its entirety to reads as follows:

"To secure payment of the 4% Note and the Overage Note (as defined below), in addition to the continuing security interest of the Sellers in and to the New Certificates pursuant to the terms of the Security Agreement, the Shareholders will be further granted a lien on all Equipment described in Schedule 4.13 of this Agreement located at the NY Property and the NC Property. This Equipment Lien will be subordinate only to the lien granted to Buyer's Primary Institutional Lender, but will remain a first lien as to all other creditors. Until the Buyer has paid at least one-half of the principal of the 8% Note neither Buyer nor the Companies shall remove from the NY Property any of the Equipment presently located thereon."

Sections 8.1 (l) and 8.2 (j) are hereby amended to substitute the amount of "$15,000,000" for "$12,000,000."

Sections 8.2 (p), 11.2 (a), 11.2 (c) and 12.1 are hereby amended by adding the words "three hundred and fifty thousand ($350,000)" in substitution for the words "one hundred and fifty thousand dollars ($150,000)" and adding the words "$350,000" in substitution for the words "$150,000" in the third sentence of section 12.1."

In addition, we also have agreed that

- Notwithstanding anything to the contrary in Sections 6.3 (b) (ii) and (vii), the Companies may distribute cash on hand as bonuses or dividends to the Shareholders to the extent the Net Asset Value of the Companies exceeds $4,750,000.00. Subject to the consent of the Buyer not to be unreasonably withheld in light of the cash needs of the Buyer, the Companies may borrow funds from their existing lenders to finance the payment of bonuses and dividends to the Shareholders to the extent the Net Asset Value of the Companies as of the Closing Date exceeds $4,750,000 even if the payment of such bonuses and dividends is not consistent with past practices or the amount of such bonuses and dividends in the aggregate are in excess of the taxable income of the Companies from and after January 1, 2007, provided that the same do not cause the Company to fail to meet the condition set forth in Section 8.1(b) and shall be considered when computing the adjustment provided for in Section 2.3(c), and further provided that should the Net Asset Value of the Companies on the Closing Date be

less than $5,000,000, as the result of the payment of a bonus or dividend to the Shareholders (other than a bonus or dividend paid in the normal course of business consistent with the prior business practices of the Companies), then, in addition to any offset taken pursuant to Section 2.3(c), the principal amount of the 4% Note shall be reduced by the amount of any such bonus or dividend paid to the Shareholders in excess of the $4,750,000 threshold. If Buyer shall request the Companies not to make any payments as described above and there is a Surplus (as defined in Section 2.3 (c)) Buyer shall promptly deliver to Sellers a two year promissory note (the "Overage Note") in the principal amount of the Surplus, bearing interest at the rate of 4% per annum and providing for quarterly payments commencing 90 days after the Closing Date, each such payment to be in the amount of interest accrued plus one-eighth of the principal amount of the Overage Note.

- Buyer will appoint William Lehman as its Chief Operating Officer and president of HSM/Blair following the Closing.
- For so long as Buyer is indebted to one or more of the Shareholders, Buyer shall provide Shareholders thirty (30) days prior written notice of any shareholder solicitation or action relating to the election of directors. After receipt of such notice, the Shareholders may, by written notice sent to Buyer within ten (10) days of receipt of such notice, request that Buyer nominate for election to Buyer's Board of Directors in connection with such shareholder solicitation or action, two candidates designated by the Shareholders, to whom Buyer shall not reasonably object (the "Shareholder Designees"). Buyer will cause one such nominee to be elected to its Board of Directors and will submit the name of the second Shareholder Designee to its Board of Directors for consideration as nominee. If the Buyer's Board nominates the second Shareholder Designee for election as a Director, Buyer shall use its commercial reasonable efforts to cause to be voted the shares for which Buyer's management or Board of Directors holds proxies or is otherwise entitled to vote in favor of the election of the Shareholder Designee. In the event that any Shareholder Designee shall cease to serve as a director of the Buyer for any reason, the vacancy resulting therefrom shall be filled by another Shareholder Designee.
- Promptly after completion of the audit of the financial statements of the Companies for the period ended and as at March 31, 2008, a representative of the Buyer will meet with a representative of the Shareholders to discuss the results of the audit and the valuations of the assets of the Companies as of that date and the anticipated valuation as of the Closing Date. However, the Buyer shall have no obligation to modify, change or otherwise adjust the numbers in the audited financial statements of the Companies as a result of the discussions with the representative of the Shareholders.

- At Closing, Buyer will grant the Shareholders options (to be proportioned among the Shareholders) having a term of five years to purchase shares of Buyer's Common Stock equal to $1,000,000.00 divided by the per share price equal to the average closing price (or if there is no closing price, average of the closing bid and asked prices of the Common Stock for the immediately preceding ten trading days. The strike price shall be such ten day closing price trailing average.

If the foregoing sets forth the agreement among us, please so indicate by signing this letter in the space provided for your signature below.

Very truly yours,

Louis Giusto
Chief Financial Officer

Accepted and agreed to this 18th day of July, 2008

Craig Wigley, as Representative

cc: Lewis Johs Avallone Aviles, LLP
425 Broad Hollow Road, Suite 400
Melville, NY 11747
Attn: Thomas J. Dargan, Esq.
Fax: 631-755-0117

7/18/08